WRITTEN CONSENT OF THE SOLE DIRECTOR

   This Written Consent of SOLE Director of Dairene International (the "Company") is dated as of April 15, 2006.

   WHEREBY, Article XIV of the Company' Bylaws provide that the Company's Bylaws may be altered or repealed by the affirmative vote of a majority of the Board of Directors at any regular meeting of the Board or of any special meeting;

   WHEREAS, the undersigned, constituting the sole director of the Company, deems It to be in the best interests of the Company to alter Article XIII of the Company's Bylaws entitled "Business" by deleting It in its entirety and replacing it with a new Article XIII as set forth below; and

   WHEREAS, the undersigned deems this Written Consent of Sole Director to constitute a special meeting of the Company's Board of Directors and waives formal notice of such meeting in view of the undersigned constituting the Company's sole director;

   NOW, THEREFORE, IT IS RESOLVED THAT Article XIII of the Company's Bylaws is hereby altered by deleting It in Its entirety, effective Immediately, and replacing it, effective immediately, with a new Article XIII set forth below:

                             ARTICLE Xlll - BUSINESS

   Any action of the Stockholders may be taken without a meeting If before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents Is required.

                                                        /s/ Jeffrey Martin
                                                        ------------------
                                                        Jeffrey Martin